Columbia Laboratories, Inc.
Stock Ownership Guidelines for Officers and Directors

The Board of Directors of Columbia Laboratories, Inc. (the “Company”) believes that the Company’s Executive Officers and members of the Board of Directors, while serving in such capacities, should own and hold a minimum number of shares of Common Stock of the Company to further align their interests and actions with the interests of the Company’s stockholders. Therefore, the Board of Directors has adopted these Stock Ownership Guidelines effective November 17, 2009, and will periodically review and update the guidelines as deemed appropriate.

I.  Executive Officer Ownership Guidelines

Each “Executive Officer” who is subject to reporting under Section 16 of the Securities Exchange Act of 1934 (Officers) should, upon the later of (a) five years after the date of original adoption of these Guidelines or (b) within five years of becoming an Officer, own and hold a minimum number of shares of the Company’s Common Stock, determined on the basis of the Officer’s position. The Chief Executive Officer should own and hold that number of shares having a value of at least two times the Chief Executive Officer’s base salary, and the other Officers should own and hold that number of shares having a value of at least one times base salary.   Each Officer should make incremental progress toward the ownership goal over the course of the applicable period (i.e., 20% per year).

II.  Director Stock Ownership Guidelines

Non-executive members of the Board of Directors (Directors) of the Company should, upon the later of (a) three years after the date of original adoption of these Guidelines or (b) three years of becoming a Director, own and hold, as a minimum, that number of shares of the Company’s Common Stock having a market value of at least two times the Director’s annual retainer.  Each Director should make incremental progress toward the ownership goal over the course of the applicable period (i.e., 33% per year).

III.  Satisfaction of the Guidelines

The following will be counted in determining the market value of the Officer’s or Director’s Company stock ownership:

•	shares of Common Stock owned outright by the Officer or Director and his or her immediate family members who share the same household, whether held individually or jointly, however acquired;

•	restricted stock issued by the Company;

•	shares that are subject to exercisable options (counting no more than 40% of the total).

The Board of Directors reserves the right to revise these Guidelines or to relax them under special circumstances. The Company will notify each Officer and Director each year where they stand with regard to these Guidelines.